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ALLENERGY MARKETING COMPANY, L.L.C.
Statements of Consolidated Income
Periods Ended September 30, 1999
(expressed in millions, rounded to hundred thousands of dollars)
(Unaudited, subject to adjustment)

[CAPTION]


                         Quarter          Nine Months
                         -------          -----------
[S]                    [C]     [C]

Revenues                    $105.6     $290.0
Cost of sales                    97.3     257.7
                         -----     ------
Gross margin                    8.3     32.3
                         -----     ------

Selling, general, and administrative:
     Salaries and benefits               8.5     23.0
     Selling and marketing               0.6     1.9
     Office expense                    2.8     8.4
     Depreciation and amortization               2.7     6.4
     Other                    1.6     3.7
                         -----     ------
          Total selling, general,
           and administrative               16.2     43.4
                         -----     ------

Other income               0.2     0.4
                         -----     ------
Pre-tax net income (loss)               $(7.7)     $(10.7)
                         =====     ======



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